                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                             (Amendment No. 8)/1/


Patterson Dental Company
--------------------------------------------------------------------------------
                                (Name of Issuer)

Common Stock,   $.01 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

703412 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]     Rule 13d-1(b)


[_]     Rule 13d-1(c)


[_]     Rule 13d-1(d)




-----------------------------------
  /1/     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP No.  703412 10 6

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)


      Ronald E. Ezerski
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                               (a) [X]
                                                                  (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             2,798
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      4,836,298
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                        [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      7.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

* See Instructions Before Filling Out

  CUSIP No.  703412 10 6

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)


      Ronald E. Ezerski Flite Trust dated November 22, 2000
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                              (a) [X]
                                                                 (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          4,833,500
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          4,833,500
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      4,833,500
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      7.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      OO
------------------------------------------------------------------------------

* See Instructions Before Filling Out

Item 1.

     (a) Name of Issuer:

         Patterson Dental Company

     (b) Address of Issuer's Principal Executive Office:

         1031 Mendota Heights Road
         St. Paul, Minnesota 55120

Item 2.

     (a) Name of Person Filing:

         Ronald E. Ezerski ("Ezerski")
         Leslie D. Ezerski as trustee of the Ronald E. Ezerski Flite Trust dated November 22, 2000 ("Trust")

     (b) Address of Residence:

         Ezerski:     26280 Mira Way, Bonita Springs, FL 34134.
         Trust:       26280 Mira Way, Bonita Springs, FL 34134

     (c) Citizenship:

         Ezerski:     U.S.A.
         Trust:       Florida

     (d) Title of Class of Securities:

         Common Stock, $.01 par value

     (e) CUSIP Number:

         703412 10 6

Item 3.  Not Applicable

Item 4.  Ownership

         (a) Amount beneficially owned as of December 31, 2000

             Ezerski:    4,836,298
             Trust:      4,833,500

         (b) Percent of Class:

             Ezerski:    7.1%
             Trust:      7.1%

       (c) Number of Shares as to Which Such Person Has:

           (i)     Sole power to vote or direct the vote:

              Ezerski:    0
              Trust:      4,833,500

          (ii)     shared power to vote or direct the vote:


              Ezerski:    2,798
              Trust:      0

          (iii)    sole power to dispose or direct the disposition of:

              Ezerski:    0
              Trust:      4,833,500

          (iv)     shared power to dispose or to direct the disposition of:

              Ezerski:    0
              Trust:      0

Item 5.   Not applicable

Item 6. Both responses to Item 4(a) include 4,833,500 shares held on December 31, 2000 by the Trust. At December 31, 2000, Leslie D. Ezerski, as trustee of the Trust, possessed sole power to vote and dispose of the shares, as well as the right to receive and the power to direct the receipt of dividends therefrom. Due to Ezerski's right to acquire beneficial ownership of such shares within 60 days of December 31, 2000, Ezerski was also deemed to beneficially own such shares as of December 31, 2000. As of the date of this filing, Ezerski now has the sole power to vote and dispose of such shares, as well as the right to receive and the power to direct the receipt of dividends therefrom.

          The shares listed in response to Item 4(a) as beneficially owned by Ezerski also include 2,798 shares of Common Stock allocated to the Patterson Dental Company Employee Stock Ownership Plan ("ESOP") account of Ezerski. With respect to such shares, U.S. Bank, N.A., as trustee for the ESOP, has the right to receive and the power to direct the receipt of dividends therefrom.

Item 7.   Not applicable

Item 8.   Not applicable

Item 9.   Not applicable

Item 10.  Not applicable

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                    Dated:    February 12, 2001


                          /s/ Ronald E. Ezerski
                    ----------------------------------
                    Ronald E. Ezerski

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                    Dated:    February 12, 2001

                    RONALD E. EZERSKI FLITE TRUST DATED NOVEMBER 22, 2000


                    By    /s/ Leslie D. Ezerski
                      ------------------------------------------
                              Leslie D. Ezerski
                              Trustee

                               AGREEMENT TO FILE
                        JOINT STATEMENT ON SCHEDULE 13G

     The undersigned hereby agree to file a joint statement on Schedule 13G on behalf of each of the undersigned pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

                         Dated:   February 12, 2001


                               /s/ Ronald E. Ezerski
                         --------------------------------------------
                         Ronald E. Ezerski


                         Dated:   February 12, 2001

                         RONALD E. EZERSKI FLITE TRUST DATED NOVEMBER 22,
                         2000


                         By    /s/ Leslie D. Ezerski
                           -----------------------------------------
                               Leslie D. Ezerski
                               Trustee